EXHIBIT 99.2

                         FALK, SHAFF & ZIEBELL, LLP

                              ATTORNEYS AT LAW
                           18881 VON KARMAN AVENUE
                                 SUITE 1400
                          IRVINE, CALIFORNIA 92612
                          TELEPHONE: (949) 660-7700
                          FACSIMILE: (949) 660-7799

                                May 21, 2003

By Fax No. 617-695-9255
-----------------------
Ronald Stetler, Esq.
Pepe & Hazard LLP
150 Federal Street
Boston, Mass. 02110

      RE: Westerbeke Acquisition Corp.

Dear Mr. Stetler:

      As we stated when we spoke to you on Friday May 16th, we are counsel to Valley Detroit Diesel Allison, Inc. ("VDDA"). Your client, Westerbeke Acquisition Corp., has proposed to acquire Westerbeke Corporation ("WTBK"). We write this letter in an effort to promote cooperation and support from Mr. Westerbeke in our client's effort to acquire WTBK.

      Our client expects to make a formal proposal on the following terms:

      1.    We will pay WTBK $6,744,090 ($3.45 times 1,954,809 shares
outstanding) in cash at closing.

      2. We will assume all the liabilities stated on WTBK's balance sheet in the approximate amount of $7.1 million (based on WTBK's first quarter 2003 Form 10Q dated January 25, 2003).

      3. We will acquire all of the assets on the WTBK balance sheet and all of WTBK's off-balance sheet assets and intangibles, including but not limited to intellectual property, service marks, trademarks, patents, copyrights, as well as any rights, claims and choses in action.

      4. Our client would prefer to have the cooperation, advice and insights of Mr. Westerbeke available to it in the operation of WTBK's business and expects to offer him a three year consulting contract on terms equivalent to a senior executive.


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Ronald Stetler, Esq.
May 21, 2003
Page 2

      5. WTBK would agree to distribute the net proceeds of the asset sale to its shareholders. (Mr. Westerbeke would still be able to retain his ownership of the corporation, under a new name, after the public shareholders have been redeemed in full if he desires.)

      6. Our client's offer will be conditioned on the unanimous approval of WTBK's board of directors and the requisite percentage of WTBK's shareholders.

      Our client's terms, as set forth above, offer several collateral benefits for the WTBK shareholders and/or for your client, including (a) higher net proceeds to the WTBK shareholders, (b) the lowering of costs associated with the acquisition, (c) the elimination of potential liabilities and (d) improvement of (rather than harming) the defendant's position in the lawsuit arising from the terms of your client's offer to acquire the shares of WTBK. We believe our client's offer will result in a substantially greater economic benefit to all of the shareholders of WTBK without exposing them to any higher risk or detriment. In addition we strongly believe that VDDA brings significant resources and collateral benefits to the operations of WTBK including its employees. It is not VDDA's intention to sell the properties or to close the plant.

      Our client would prefer to proceed with your client's cooperation, approval and recommendation, but we are prepared to proceed in any event. We feel that a non-adversarial appoach would maximize the likelihood of an increased benefit to all of WTBK's shareholders and employees as well as our respective clients.

      We would like to afford your client a reasonable opportunity to consider our preliminary proposal. We respectfully request that you respond by 3 P.M.(EDT)/12 P.M. (PDT) on Tuesday, May 27, 2003 to let us know whether we should proceed with our formal offer to the WTBK board without your clent's support for the acquisition of WTBK's business.

      Please feel free to call me or my partner, Michael E. Shaff, if you have any questions or concerns about the terms of the foregoing proposed offer.


                                                Very truly yours,

                                                FALK, SHAFF & ZIEBELL, LLP

                                                /s/ Barry D. Falk
                                                Barry D. Falk

cc:   Mr. Peter B. Hill, Jr.
      Mr. Robert Humphryes
      Michael E. Shaff


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